Exhibit 99.1

                   Zhone Technologies, Inc. Reports
                Fourth Quarter 2003 Financial Results

   OAKLAND, Calif.--(BUSINESS WIRE)--Feb. 3, 2004--Zhone
Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data, and content services worldwide, today reported its results for the fourth quarter ended December 31, 2003.
   Revenue for the fourth quarter of 2003 was $23.3 million, compared with $22.2 million for the third quarter of 2003 and $25.0 million for the fourth quarter of 2002. Fourth quarter 2003 revenue did not include any revenue from sales of the products acquired from Tellium.
   Net loss for the fourth quarter of 2003 was $6.4 million, compared with a net loss of $3.5 million for the third quarter of 2003 and $62.7 million for the fourth quarter of 2002. Fourth quarter 2003 results included an unusually large excess inventory charge of $4.7 million which increased cost of revenues, and an income tax benefit of $4.9 million which is not expected to recur. The fourth quarter of 2003 also included approximately $2.4 million of operating expenses related to winding down the Tellium business.
   Basic and diluted EPS shares for the fourth quarter of 2003 reflect the closing of the Tellium merger midway through the quarter, which significantly increased the number of shares outstanding. As of December 31, 2003, Zhone had approximately 77 million shares outstanding.
   "The fourth quarter was a strong quarter for Zhone as we recorded our third consecutive quarter of sequential revenue growth," said Mory Ejabat, Zhone's Chairman and CEO. "Despite challenging economic conditions, Zhone grew revenue from $17.1 million in the first quarter of 2003 to $20.5 million in the second quarter to $22.2 million in the third quarter and $23.3 million in the fourth quarter. This reflects the increased demand for our products and an expanded customer base which grew by 50 customers during 2003 and now totals over 300.
   "As a result of the merger with Tellium, Zhone began trading on the Nasdaq National Market on November 14, 2003. We strengthened our balance sheet through the merger and ended the year with $98.3 million in cash and investments. Since Tellium's products no longer generate revenues, we substantially reduced the expenses of operating that business but will continue to support existing customers. Finally, the major issues facing Tellium have largely been put behind us, including resolution of the management loans issue and settlement of Tellium's major outstanding obligations.
   "Consecutive quarterly revenue growth driven by increasing demand for our products and the additional financial strength that we obtained by merging with Tellium have created positive momentum for our Company and we look forward to 2004 with optimism."
   Zhone will hold a conference call today, February 3, 2004, at approximately 2:00 p.m. Pacific Time to review these results. The call is open to the public by dialing 800-901-5213 for U.S. callers and 617-786-2962 for international callers and entering the passcode 81677452.
   Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/. A replay of the webcast will be available on the website for approximately 30 days. Additional investor information can be accessed at www.zhone.com or by calling Zhone's Investor Relations Department at 510-777-7013.

   Forward-Looking Statements

   Certain matters discussed in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry, the company's inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses that the company may incur in future quarters, or the impact of any future acquisitions and any unanticipated charges. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov for other important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update publicly or revise any forward-looking statements.

   About Zhone Technologies, Inc. (Zhone)

   Zhone Technologies, Inc. (Nasdaq:ZHNE) is the first company dedicated solely to delivering the full spectrum of next-generation local loop infrastructure equipment. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE:LU). Zhone's Single-Line Multi-Service architecture (SLMS(TM)), allows carriers to concurrently deliver voice, new premium data and video services over copper or fiber access lines. Zhone provides carriers with an elegant migration from legacy circuit-based technology to packet based networks while substantially reducing operating costs. With deployments at over 300 carriers including among some of the world's largest networks, Zhone has enabled carriers to reinvent their businesses. For more information, please visit www.zhone.com.

   Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.

                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                                              Three Months Ended
                                         December  September December
                                            31,       30,       31,
                                           2003      2003      2002
                                         --------- --------- ---------

Net revenue                              $ 23,289  $ 22,240  $ 25,019
Cost of revenue                            18,152    12,118    15,069
Stock-based compensation                       70       131       426
                                         --------- --------- ---------
Gross profit                                5,067     9,991     9,524
                                         --------- --------- ---------
Operating expenses:
    Research and product development        6,784     5,513     6,226
    Sales and marketing                     2,798     4,513     4,276
    General and administrative              2,172     1,228       894
    Litigation settlement                      --     1,600        --
    Stock-based compensation                1,905       763     3,217
    Impairment of long-lived assets            --        --    50,759
    Amortization and impairment of
     intangible assets                      2,053     2,053     3,737
                                         --------- --------- ---------
         Total operating expenses          15,712    15,670    69,109
                                         --------- --------- ---------
         Operating loss                   (10,645)   (5,679)  (59,585)
Interest expense and other income
 (expense), net                              (588)     (879)   (3,101)
                                         --------- --------- ---------
         Loss before income taxes         (11,233)   (6,558)  (62,686)
Income tax (benefit) provision             (4,811)   (3,064)       35
                                         --------- --------- ---------
         Net loss                          (6,422)   (3,494)  (62,721)
Accretion on preferred stock                   --        --   (10,213)
                                         --------- --------- ---------
         Net loss applicable to holders
          of common stock                $ (6,422) $ (3,494) $(72,934)
                                         ========= ========= =========
Basic and diluted net loss per share
 applicable to holders of common stock $ (0.15) $ (0.49) $ (12.02) Weighted average shares outstanding used to compute basic and diluted net loss
 per share applicable to holders of
 common stock                              43,251     7,149     6,070


               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

                                                   December  December
                                                      31,       31,
                                                     2003      2002
                                                   --------- ---------
                      Assets
Current assets:
    Cash, cash equivalents and short-term
     investments                                   $ 98,256  $ 10,614
    Accounts receivable                              10,693    14,997
    Inventories                                      24,281    18,873
    Prepaid expenses and other current assets         3,905     1,546
                                                   --------- ---------
         Total current assets                       137,135    46,030
Property and equipment, net                          22,585    23,512
Goodwill                                            100,337    70,828
Other acquisition-related intangible assets          12,877    15,978
Restricted cash                                         622     6,313
Other assets                                          1,013     1,302
                                                   --------- ---------
         Total assets                              $274,569  $163,963
                                                   ========= =========
  Liabilities, Redeemable Convertible Preferred
     Stock, and Stockholders' Equity (Deficit)
Current liabilities:
    Accounts payable                               $ 19,998  $ 12,279
    Line of credit                                    4,800     4,614
    Current portion of long-term debt                 1,351     4,781
    Accrued and other liabilities                    28,685    32,313
                                                   --------- ---------
         Total current liabilities                   54,834    53,987
    Long-term debt, less current portion             32,040    33,922
    Other long-term liabilities                         816     8,806
                                                   --------- ---------
         Total liabilities                           87,690    96,715
                                                   --------- ---------
    Redeemable convertible preferred stock               --   165,890
                                                   --------- ---------
Stockholders' equity (deficit):
    Common stock                                         77         7
    Additional paid-in capital                      787,567   491,890
    Other stockholders' equity                       (5,008)  (11,957)
    Accumulated deficit                            (595,757) (578,582)
                                                   --------- ---------
         Total stockholders' equity (deficit)       186,879   (98,642)
                                                   --------- ---------
         Total liabilities, redeemable convertible
          preferred stock, and stockholders'
          equity                                   $274,569  $163,963
                                                   ========= =========

    CONTACT: Zhone Technologies, Inc.
             Mariann Lackey, 510-777-7013 (Investors) investor-relations@zhone.com
             Jessica Mullens, 510-777-7020 (Media)
             jmullens@zhone.com